EXHIBIT 99.1

UNICORP ANNOUNCES JAMES T. DEGRAFFENREID JOINS COMPANY AS VICE PRESIDENT

HOUSTON, TEXAS - November 12, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today that Mr. James T. DeGraffenreid has joined the Company as Vice President of Land and Business Development.

Prior to joining Unicorp, Mr. DeGraffenreid served as Corporate Secretary and Director of Land and Business Development for Sterling Energy, Inc. Mr. DeGraffenreid brings with him extensive experience in oil and gas Acquisitions and Divestitures along with a wide range of industry and business expertise. He was instrumental in a number of successful acquisitions that led to the rapid growth of Sterling’s U.S. division in recent years. Mr. DeGraffenreid has over 27 years’ of experience in the industry serving senior and management roles with both large and small independent E&P companies. He has a B.B.A. in Petroleum Land Management from the University of Oklahoma.

Management Comments

Bob Munn, President and CEO of Unicorp said: “I am very pleased to have Jim join us as part of the management team at Unicorp. I had the pleasure of working with Jim for several years at Sterling and I am confident that he will be an important member of the Unicorp management team and a valuable contributor in growing the Company.”

About Unicorp

Unicorp, Inc. is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. The Company acquires working interests in producing properties with developmental potential and properties that offer relatively low risk exploration potential for both crude oil and natural gas. Unicorp operates onshore along the Gulf Coast of Texas and Louisiana as well as East Texas and Mississippi. The Company strives to enhance asset value through application of current production technology while keeping costs low. The Company’s goal is to achieve a high return on its investment and grow shareholder value.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB/A (First Amendment) for the quarter ended June 30, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact: Brad Holmes
Investor Relations
(713) 654-4009, or
Carl A. Chase, CFO
(713) 402-6717
investors@unicorpinc.net